EXHIBIT R(1)

ROCHDALE
CODE OF ETHICS

Rochdale Core Alternative Strategies Fund, Rochdale Investment Trust , Rochdale Investment Management and RIM Securities (together referred to as “Rochdale” or the “Firm”) are committed to maintaining the highest standards of ethical conduct premised on fundamental principals of openness, integrity, honesty and trust both with respect to all of its clients, including Rochdale Investment Trust (Trust), a registered investment company to which Rochdale Investment Management serves as an investment adviser and RIM Securities serves as the underwriter and distributor, and Rochdale Core Alternative Strategies Fund, Rochdale Core Alternative Strategies Fund TEI and Rochdale Core Alternative Strategies Master Fund, also to which Rochdale Investment Management serves as investment adviser. In furtherance of this objective, and in accord with Rule 17j-1 and its amendments under the Investment Company Act of 1940 and Rule 204A-1 under the Investment Advisers Act of 1940, Rochdale has adopted a comprehensive Code of Ethics (herein referred to as the “Policy” or “Code”) to provide guidance for its personnel about the standards of conduct each such individual is expected to meet. The reporting and review procedures prescribed by this Policy, as it may be amended from time to time, are also designed to comply with the requirements imposed on the Firm under various provisions of the Federal securities laws.

Each Firm Employee is required to read and to be familiar with this Policy and to certify, at least annually, that he or she understands the Policy and has complied with it. Every Firm Employee must certify, in substantially the form of Appendix B-1 that he or she is familiar with the provisions of this Policy and has complied with such Policy during the preceding calendar year. This certification shall be submitted by the Firm Employee upon the adoption of this policy and by January 30 of each year thereafter. In addition, those Firm Employees who are Trust Access Persons in accordance with Rule 17j-1 and its amendments under the Investment Company Act of 1940 and Access Persons in accordance with Rule 204A-1 under the Investment Advisers Act of 1940 (hereinafter referred to as “Trust Access Persons”) have special reporting requirements under this Policy.

For the benefit of the Firms clients, a description of this Policy will be available in Part II of Form ADV. The Firm shall also supply a full copy of this Policy to any client upon request.

This Code of Ethics has been adopted as of December 13, 2006.

Code of Ethics

Rochdale
Code of Ethics

Contents

SectionI:    Standards of Conduct applicable to all Firm Employees. Firm Employees should be aware that Standards of Conduct extend to activities outside the Firm and may extend to securities transactions effected by a Firm Employee for his or her own account (Personal Securities Account) and to transactions effected in any securities account (Related Account) in which a Firm Employee has a Beneficial Ownership Interest.

Section II:    Reporting Requirements. Section sets out the reporting responsibilities of Trust Access Persons.

Section III:          Employee Personal Trading Procedures: Section sets forth the limits imposed upon all Firm employees personal trading practice. Also, distinguishes special trading restrictions placed upon Research Analysts as per NASD Rule 2711.

Section IV:          Advanced Clearance Requirement. Sets forth rules and procedures employees of the Firm must comply with prior to purchasing securities in the amount of 1000 shares or greater in their personal accounts. All analyst and trader employees are required to receive prior approval from Compliance before executing any securities transactions in any securities, options or bonds of any size.

Section V:           Insider Trading and Securities Fraud Enforcement Act of 1988. This act requires the Firm to establish, maintain, and enforce written policies and procedures designed to detect and prevent insider trading by any Firm Employee. Policies so established are included here.

Section VI:          Record Keeping and Review requirements relating to the information that Firm Employees are required to submit to the Firm pursuant to this Policy.

Section VII:         Accountability and Sanctions. This section sets forth the duty to report violations of the Code as well as the sanctions to be imposed for violation of any of the Code.

Section VIII:       Amendments and Modifications. This section specifies when this Policy may be amended or modified.

Appendix A-1:     Initial Securities Account Identification Form - Trust Access Persons Only
This form or equivalent information must be filed by Firm Employees or kept on file with the Firm, and information must be kept up-to-date.

Appendix A-2:    Quarterly Securities Transaction Report Form and Definitions:
All Trust Access Persons must provide this form or equivalent information to the Firm at least quarterly.

Appendix A-3:     Initial/Annual Holdings Report Form - Upon Attaining Trust Access Status
This form or equivalent must be filed by all Trust Access Persons by January 30th each year thereafter in order to satisfy Annual Holdings Reporting and must be filed within 10 days of an employee being designated an Trust Access Person, and at least once a year thereafter, in order to satisfy Initial Holdings Reporting.

Appendix B-1:     Firm Employee and Trust Access Person Certification
Includes Policy summary; must be filed annually by each Firm Employee

Appendix B-2:     Firm Employees Identified as Trust Access Persons or Investment Officers
Designated Principal must review and update as necessary

Appendix C-1:     Definitions and Examples.

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I.  Standards of Conduct

Six Point Summary
C	The interests of the Firm’s clients are paramount; avoid even the appearance of acting other than in the best interests of a client.
C	Keep all matters relating to the Firm or its clients strictly confidential.
C
Firm Employees may not participate in any IPO or secondary offering under any circumstances. This includes immediate family members of Firm employees wherein firm employees directly or indirectly support in such family member or have beneficial interest in such family member’s account.

C	Firm Employees may not facilitate participation by any client of the Firm in any IPO or secondary offering without the prior written approval of Management or a Designated Principal;
C	Firm Employees may not purchase any privately placed security without the prior written approval of Management or a Designated Principal or his designee.
C
Firm Employees are forbidden from trading, either personally or on behalf of others on material non-public inside information (insider trading) and from communicating or disseminating material non-public inside information to others (tipping).

A.  Improper Conduct: General.
In general, it is inappropriate for any person associated with Rochdale to engage in any conduct that would give rise to an implication that such person was acting other than in the best interests of the Firm’s clients, including the Trust. As more fully discussed below, the Firm has adopted specific procedures designed to eliminate, to the greatest extent possible, investment related situations that might give rise to conflicts of interests between the Firm and its personnel on the one hand and the Firm’s clients on the other. Conduct outside of the investment arena could also affect the Firm’s reputation for integrity and fair dealing and Firm personnel are expected to refrain from engaging in such conduct. It is, of course, not possible to enumerate all conduct that might be deemed inappropriate. It is not, however, the intent of this Policy to prohibit the everyday courtesies of business life. The following examples are offered as guidance and should be applied with sound judgment and common sense:

It would be improper for any employee, officer or director of the Firm (hereinafter, Firm Employee), without written authorization from the Firm’s Management or Designated Principal to:

(i) engage in any self-dealing or other transactions benefiting a Firm Employee at the expense of the Firm or its clients.

(ii) accept a gift, gratuity, or bequest, particularly from a client or an organization, such as a brokerage firm with which the Firm does business (Firm Supplier) if such acceptance would give rise to any implication of improper influence. (Advertising or promotional material or gifts recognizing established relationships with Firm Suppliers of a value not exceeding $100 per source would generally not be deemed to give rise to such an implication. Always consult with the Compliance Department before accepting any gift, gratuity of bequest.)

(iii) borrow money from or lend money to a client or Firm Supplier, except that loans from a bank or margin purchases through a brokerage firm that are clients or Firm Suppliers is permissible provided that no special terms are arranged for the benefit of a Firm Employee.

(iv) invest in business ventures sponsored by a client or a Firm Supplier, except that investments in publicly traded securities of highly capitalized, listed issuers would generally be permissible.

(v) make any contributions or expenditures for political candidates on behalf of the Firm without the written consent of the Firm, provided that Firm Employees individually may campaign for or contribute to candidates of their choice subject to the provisions of RIM Securities’ and Rochdale Investment Management’s Written Supervisory Procedures and Rochdale investment Management’s Compliance Manual.

(vi) engage in any conduct for another business, accept employment outside of the Firm or serve on the board of any public company without the approval of the Firm. Firm Employees who serve as directors or trustees of any non-public company or nonprofit organizations are encouraged to report relevant information to the Firm's Management or Designated Principal.

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(vii) trade, either personally or on behalf of others, on material non-public inside information and from communicating or disseminating material non-public inside information to others (tipping). Specific information relating to this matter are set forth in Section III of this Policy.

(viii) cause another person to do something on behalf of a Firm Employee that he or she could not have done personally.

B.  Special Responsibilities of Firm Employees with respect to the Trust.
Neither the Firm, nor any Firm Employee may, in connection with the purchase or sale, directly or indirectly, of a security or otherwise:

(i)	employ any device, scheme or artifice to defraud the Trust;
(ii)
make any untrue statement of a material fact to the Trust or omit to state a material fact necessary in order to make the statements made to the Trust, in light of the circumstances under which they are made, not misleading;

(iii)	engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the Trust; or
(iv)	engage in any manipulative practice with respect to the Trust.

        C.     Confidentiality.
The nature of the Firm’s business is such that employees may be in possession of confidential, proprietary or market-sensitive information, including material non-public inside information. All employees have an obligation to respect and protect the confidential nature of relationships with and information about former, present and prospective clients, portfolio relationships with and information about former, present and prospective clients, portfolio companies and suppliers of the Firm. Any such information that is acquired by employees in the course of the Firm’s business must be kept confidential and may be used solely for proper purposes of the Firm. Under no circumstances shall an employee disclose such information to unauthorized persons or use or assist others in using confidential information for personal gain.

In addition to information concerning other companies or persons, confidential information about the Firm or its employees should not be disclosed to persons outside the Firm, or to employees who have no reasonable need for such information in the course of their duties, nor should any employee use or assist others in using confidential information for personal gain or any other reason. This principle applies, among other matters, to investment policy and strategy, trade secrets, pricing information (especially non-public fee schedules), internal policies and financial status. In addition, the Firm is, from time to time, party to confidentiality agreements that prohibit Firm Employees from disclosing confidential information to any one outside of the Firm and may be subject to suit in the event that the terms of any such agreement are breached.

D.  Compliance with Applicable Laws.
All employees must comply with all the applicable state and federal securities laws.

II.  Reporting Requirements: Trust Access Persons

A.  Identity of Trust Access Persons. A Firm Employee or other individual will be deemed a "Trust Access Person" for purposes of this Policy in accordance with the analysis set forth in Schedule B-2. The Firm will notify firm Employees who may become Trust Access Persons of their status.

B.	Identification of Securities Accounts
Every Trust Access Person must submit to the Firm a list of all accounts held with any broker, bank or investment adviser in which he or she has a Beneficial Interest (Related Account). The first such report shall be made within 10 days of the date on which the Firm Employee commences employment. Such report shall be substantially in the form Appendix A-1 to this Policy. Each listing must include:

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(i)	The name of the broker, dealer or bank with which the Trust Access Person established the account;
(ii)	The date the account was established; and
(iii)	The date that the report is submitted by the Access Person.

C.  Quarterly Reports
Within 10 days of the end of each calendar quarter, every Trust Access Person shall submit to the Designated Principal a report of every transaction in a Covered Security effected in any Personal Securities Account or any Related Account during such quarter. The report shall be substantially in the form of Appendix A-2 to this Policy. Each Quarterly Report must include:

(i)	The date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Covered Security involved;
(ii)	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);
(iii)	The price of the Covered Security at which the transaction was effected;
(iv)	The name of the broker, dealer or bank with or through which the transaction was effected; and
(v)	The date that the report is submitted.
(vi)
With respect to any brokerage or bank account established by an Trust Access Person in which securities are held during the quarter, the quarterly report shall include the name of the broker, dealer or bank with whom the Trust Access Person who established the account, the date the account was established; and the date that the report is submitted.

D.  Initial Holdings Statement. Every Trust Access Person shall submit to the Firm an initial statement of his or her holdings of Covered Securities ("Initial Holdings Statement"). This statement must be submitted within 10 days of the date on which such person becomes a Trust Access Person, and then at least once each 12 month period after that. The Initial Holdings Statement may be in the form of Appendix A-3 to this Policy. Each Initial Holdings Statement must include:

(a)	The title, number of shares and principal amount of each Covered Security in which the Trust Access Person had any direct or indirect beneficial ownership when the person became a Trust Access Person;
(b)
The name of any broker, dealer or bank with whom the Trust Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became a Trust Access Person; and

(c)	The date that the report is submitted by the Access Person.
(d)	Information contained in such report must be current as of a date no more than 45 days prior to the date the submitter became an access person, or the date the report was submitted.

E.  Annual Holdings Statement. On or before January 30 of each year, every Trust Access Person must submit an Annual Holdings Statement, which Annual Holdings Statement must be current as of December 31 of the immediately preceding year. The Annual Holdings Statement shall be substantially in the form of Appendix A-3 to this Policy. Annual Holdings Statement must include:

(a)	The title, number of shares and principal amount of each Covered Security in which the Trust Access Person had any direct or indirect beneficial ownership.
(b)	The name of any broker, dealer or bank with whom the Trust Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person; and
(c)	The date that the report is submitted.
(d)	A statement that the information contained in the Annual Holding Statement is current as of a date not greater than thirty (30) days prior to the date the report was submitted.
(e)	Information contained in the report must be current as of a date no more than 45 days before the report was submitted.

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F.  Exempted Accounts/Exempted Transactions
(1)
When Duplicative Statements and Confirmations are acceptable in Lieu of Quarterly/Annual Reports: With the approval of the Designated Principal or his Designee, Trust Access Persons may arrange for the Firm to receive both duplicate confirmations and statements of transactions involving Covered Securities in lieu of filing Quarterly and Annual Reports if such duplicate confirmations or other records of the Firm contain all of the information required to be provided in the Quarterly or Annual Report and such confirmations and statements are received within 10 days of the end of the calendar quarter in which the transaction occurred in the case of Quarterly Reports and before January 30 of each year in the case of Annual Holdings Reports.

(2)	Exemptions to Quarterly/Annual Reporting: Neither the quarterly Reporting requirement or Holdings Statements are required to be filed with respect to :
(a)	transactions affected for, or Covered Securities held in, any account over which the person otherwise required to make such filing with the Firm, has no direct or indirect influence or control or
(b)	For transactions effected pursuant to an automatic investment plan.
(3)
Procedure: A determination as to whether any securities account or transaction may be within the scope of this exception must be made, in writing, by the Designated Principal or by the Firm's Management.

G. Responsibility to Report: The responsibility for taking the initiative to report is imposed on each individual required to make a report.

III.  Employee Personal Trading Procedures

A.	Securities Accounts of Firm Employees.
Each Firm Employee is required to adhere to the following procedures in connection with securities transactions effected for his or her own account (Personal Securities Accounts). The procedures described below are also applicable to securities transactions made in any account in which the Firm Employee has a Beneficial Ownership Interest or over which the Firm Employee has direct, indirect or shared influence or control (Related Accounts, i.e. spouse). In addition, there is an ongoing duty for each employee to advise the Compliance Department of any such new accounts opened during the course of their employment.

B.	Prohibition on Personal Trading:

1.	Acquisition of “Hot Issues” Prohibited.
It is the Firm’s policy that neither the Firm nor any Firm Employee may participate in any initial public offering or secondary offering (“Hot Issues”), either directly or in a Related Account. In addition, it is the policy of the Firm that the Firm will not facilitate the direct acquisition of Hot Issues by individual clients. The principle underlying this prohibition is twofold. First NASD Rules prohibit the purchase of Hot Issues by employees of NASD Member firms of which RIM Securities is a member. Second, if a Firm Employee (or the Firm itself) participates in such an offering and does not make the opportunity to acquire the issue available to those of the Firm’s clients for whom such an investment may be suitable, there arises an implication that the Firm Employee (or the Firm) has his or her own interests ahead of those of the client.1 Notwithstanding this prohibition, the Firm’s Management and/or Designated Principal or his/her designee, in their sole discretion, may approve the acquisition of a Hot Issue by a Firm client in circumstances that permit Management or a Designated Principal or his designee to reasonably determine that the opportunity to acquire the security has been made available to the person for reasons other than the person’s relationship with the Firm or its clients, such as when the opportunity to participate in the offering results from a pre-existing ownership of an interest in the issuer or an investor in such issuer, or other substantial, pre-existing relationship. Any such approval must be requested and approved in writing prior to effecting the transaction in question.

2.     Private Placements.

1 See, e.g. In the Matter of Speaker and Janus, Investment Advisers Act Release No. 1605 (January 13, 1997); In the Matter of Joan Conan Investment Advisers Act Release No. 1446 (September 30, 1994).

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Neither the Firm nor any Firm Employee may acquire an interest in an offering of securities that are exempt from registration under the Securities Act of 1933 (Private Placements or Limited Offering Securities) unless approval of such acquisition is requested and approved in writing by Management or a Designated Principal or his designee in advance of the purchase. Such approval may be granted in cases where the acquisition does not conflict with the policies underlying this Policy, or the interests of the Firm or its clients and in circumstances in which the opportunity to acquire the security has been made available to the person for reasons other than the person’s relationship with the Firm or its clients. The purchase by or transfer to any Firm Employee of securities issued by the Firm or any of its affiliated entities is deemed approved in advance.

3.	Purchasing Securities on the Watch or Restricted List.
The Firm currently maintains both a Watch List and a Restricted List of securities that the firm is analyzing or recommending for client transactions. Analyst employees are responsible for updating both lists promptly as required. Securities should be placed on the Watch List when the Analyst decides to initiate coverage of the security as a potential candidate for a trade recommendation or research report. Securities should be removed from the Watch List when the Analyst decides to cease coverage and the security is no longer a potential candidate for a trade recommendation or research report. Securities should be placed on the Restricted List at the time the Analyst becomes aware that any of the following events will occur: 1) a research report will be issued on a security 2) an initial purchase of a security across all client accounts of fund; or 3) the substantial liquidation of a fund or client position in a security. For initial purchases or liquidations the security shall remain restricted for 10 days to allow all clients to enter or exit their positions. For liquidations however, a security may be removed from the Restricted List prior to the end of the 10 day restricted period if the Analyst confirms that the security is not held in any fund or client account.

Trust Access Persons are prohibited from executing transactions in any security listed on the Restricted List. Trust Access Persons may execute transactions in securities listed on the Watch List in accordance with the pre-clearance procedures below.

4.	Improper Transactions.
If a case should arise where it appears that, in contravention of this Policy, Management or a Designated Principal may require such transactions to be unwound and/or may impose other sanctions, as deemed appropriate by the Firm.

C. Special Trading Prohibitions for Research Analysts

1-NASD Rule 2711: No Trust Access Person:

a-May purchase or receive any securities before the issuer’s initial public offering if the issuer is principally engaged in the same types of business as companies that the research analyst follows

b-May through their account purchase or sell any security issued by a company that the research analyst follows , or any option on or derivative of such security, for a period beginning thirty (30) calendar days before and ending five (5) calendar days after the publication of a research report concerning the company or a change in a rating or price target of the companies securities; however:
•
The Firm may permit a research analyst account to sell securities held by the account that are issued by a company that the research analyst follows, within thirty (30) calendar days after the research analyst began following the company for the Firm ;

•
The Firm may permit a research analyst account to purchase or sell any security issued by a subject company within thirty (30) calendar days before the publication or a research report or change in the rating or price target of the subject company’s securities due to significant news or a significant event concerning the subject company, provided that the Compliance Department pre-approves the research report and any changes in the rating or price target.

c-May through their account, purchase or sell any security or any option on or derivative of such security in a manner inconsistent with the research analyst’s recommendation as reflected in the most recent research report published by the Firm.

d-For the purposes of this section the term “their account” means any account in which a research analyst or member of the research analyst's household has a financial interest, or over which such analyst has discretion or control, other than an investment company registered under the Investment Company Act of 1940.This term does not include a "blind trust" account that is controlled by a person other than the research analyst or member of the research analyst's household where neither the research analyst nor a member of the research analyst's household knows of the account's investments or investment transactions. The term "Member of a research analyst's household" means any individual whose principal residence is the same as the research analyst's principal residence.

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2-Exceptions: The Compliance Department may authorize a transaction otherwise prohibited under (c) (2) and (c) (3) based upon an unanticipated significant change in the persona l financial circumstances of the beneficial owner of the research analyst account provided:
•	The Compliance Department authorizes the transaction before it is entered;
•
Each exception is granted in compliance with polices and procedures adopted by the Firm that are reasonably designed to ensure that these transactions do not create a conflict of interest between the professional responsibilities and the personal trading activities of the research analyst; and

•	The Firm maintains a written record concerning the transaction and the justification for permitting the transaction for three years following the date of the transaction approved

IV. Trade Pre-Clearance Requirements- All Firms employees are required to have their securities trades pre-cleared by the Compliance Department in accordance with the procedures below:

E.   Procedures:
1.
When Clearance is required: Notwithstanding the foregoing, all persons not deemed Trust Access Persons (see Appendix B-2) are not required to obtain pre-clearance for transactions of up to 1,000 shares of securities of companies within the Standard & Poor's 500 Index (“S&P 500”) or transactions of up to 500 shares of non S&P 500 securities. During any calendar month such transactions may not total more than 2,000 shares per side (buy or sell) for S&P 500 securities or 2,000 shares per side for non S&P 500 securities. Any transactions in excess of these thresholds must be pre-cleared by the Compliance Department. All such securities are subject to all reporting requirements under this Policy.

Trust Access Persons are required to obtain pre-clearance from the Compliance Department for all security trade requests.

Additionally, all employees will be required to receive prior approval from the Compliance Department before executing any transactions in any Rochdale funds of any size

Applicable Accounts: This rule also applies to all accounts involving immediate family members as well as those in which an employee has a beneficial interest in or discretion over. Immediate family” member is defined as a parent, child, sibling, spouse, or in-law who resides with the employee or any person financially dependent on the employee. “Beneficial interest” means any economic interest, such as the right to share in gains or losses.

2.
Time of Clearance: All pre-clearance requests will be thoroughly reviewed by the Compliance Department prior to granting approval. Therefore, all employees are advised to allow adequate time for review when requesting pre-clearance. In order to allow for adequate time for review, pre-clearance requests for same day trades should be submitted to the Compliance Department by 2pm. If request is received after 2pm, approval may not be given until the following day. Rochdale will not be held liable for any losses to employee due to market fluctuations or delays in providing approval for any trade request. When possible these requests will be reviewed and either approved or declined prior to the close of the trading day. All employees should note that same day trading pre-clearance is not guaranteed and approval may be given after the market closes. Pre-clearance approvals expire 3 business days after date of approval. Transactions after the expiration date or in excess of the size approval was granted require new pre-clearance.

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3.
Form: Employees seeking authorization to enter into transactions requiring pre-clearance are required to send a written request to the Compliance Department (email is acceptable). Such requests will require that all details (size, security name/ ticker, buy/sell request) of proposed transaction be clearly set forth. If requested transaction is for options, warrants or other, additional information may be requested. Upon approving requested transaction, the Compliance Department will send approval via email or other means. Further, the Compliance Department shall maintain a record of all pre-clearance authorizations granted for as long as required by law.

F.   Factors Considered in Clearance of Personal Transactions:
The Compliance Department may refuse to grant clearance of a personal transaction in their sole discretion without being required to specify any reason for refusal. Generally, the Compliance Department will consider the following factors in determining whether or not to authorize a proposed transaction:

1.	Whether the amount or nature of the transaction, or the person entering into the transaction, is likely to affect price or market for the Security;
2.
Whether the individual making the proposed purchase or sale is likely to benefit from purchases or sales in the same or similar security being made or being considered by the trust or a private client; and

3.	Whether the security proposed to be purchased or sold is one that would qualify for purchase or sale by the trust or private client.

V.  Insider Trading Policy

Five Point Summary
C	The making of investment decisions based on material non-public inside information is prohibited;
C	Communicating material non-public inside information to others is prohibited.
C	Information is non-public inside information if it is not generally known to the marketplace.
C	Information is considered material if is likely to be considered important by a reasonable investor in making an investment decision.
C	Violation of the Firm’s Insider Trading Policy can result in violations of Federal law that may carry civil and/or criminal penalties.

The elements of insider trading and the penalties for such unlawful conduct are discussed below. If, after reviewing this policy statement, you have any questions you should contact the Firm’s Chief Compliance Officer.

A.  Prohibition.
Rochdale forbids any Firm Employee from trading, either personally or on behalf of others, on material non-public information or communicating material non-public information to others in violation of the law. This conduct is frequently referred to as "insider trading." The Firm prohibits any employee from trading, either personally or on behalf of others (including any funds and private accounts managed by the Firm) on material non-public inside information and prohibits communication or dissemination of material non-public inside information to others (tipping) in violation of the law. The Firm’s policy applies to every officer, director and employee and extends to activities within and outside their duties at the Firm.

B.  What is Insider Trading?
The term "insider trading" is not defined in the federal securities laws, but generally is used to refer to the use of material non-public information to trade in securities (whether or not one is an "insider") or the communications of material non-public information to others. While the law concerning insider trading is not static, it is generally understood that the law prohibits:

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1-trading by an insider, while in possession of material non-public information, or

2-trading by a non-insider, while in possession of material non-public information, where the information either was disclosed to the non-insider in violation of an insider's duty to keep it confidential or was misappropriated, or ,

3-communicating material deemed non-public information, to others.

C.	Identifying Inside Information.
Before trading for yourself or others in the securities of a company about which you may have potential inside information, ask yourself the following questions:

•	Is this information that an investor would consider important in making his or her investment decisions?
•	Is this information that would substantially affect the market price of the securities if generally disclosed?
•	What is the source of the information?
•	Has the information been effectively communicated to the marketplace? [2]
If, after consideration of the above, you believe that the information is material and non-public, or if you have questions as to whether the information is material and non-public, you should report the matter to Management or Designated Principal or is Designee and refrain from trading with respect to the security involved and refrain from communicating the information in question to any one other than Management or Designated Principal or his Designee, either inside or outside of the Firm until you have received instructions on the matter from Management or Designated Principal or his Designee. The elements of insider trading and the penalties for such unlawful conduct are discussed below.

(i)     Who is an Insider?
The concept of "insider" is broad. It includes officers, directors and employees of a company and may include principal shareholders. In addition, a person can be a "temporary insider" if he or she enters into a special confidential relationship in the conduct of a company's affairs and as a result is given access to information solely for the company's purposes. A temporary insider can include, among others, a company's attorneys, accountants, consultants, bank lending officers, and the employees of such organizations. In addition, Rochdale may become a temporary insider of a company it advises or for which it performs other services. According to the Supreme Court, the company must expect the individual to keep the disclosed non-public information confidential and the relationship must at least imply such a duty before the individual will be considered an insider.

ii)     What is Material Information?
Trading on inside information is not a basis for liability unless the information is material. "Material information" generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company's securities.3

(iii)     What is Non-public Information?
Information is non-public until it has been effectively communicated to the market place. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the SEC, or appearing in Reuters Economic Services, The Wall Street Journal or other publications of general circulation would be considered public.

(iv)     What are the Penalties for Insider Trading?
Penalties for trading on or communicating material non-public information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties include civil injunctions, treble damages, disgorgement of parties, jail sentences, fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited, and fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided. In addition, any violation of this policy statement can be expected to result in serious sanctions by Rochdale, including dismissal of the persons involved.

2 For example, information that has been published in a newspaper or magazine of general publication, such as Reuters or The Wall Street Journal would be deemed to have been effectively communicated to the public.
3 Examples of information that should be presumed material include but are not limited to information relevant to dividend changes, earnings estimates, significant changes in relationships with clients, suppliers and key personnel, mergers or acquisitions, major litigation or significant new products or discoveries. This list is not exhaustive.

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It is important to note that, a situation in which a person can trade in possession of material non-public information without breaching a duty is rare, complex and uncertain so that the only safe course is not to trade, tip or recommend securities while in possession of material non-public information.

VI. Firm Responsibilities: Review and Record Keeping

Five Point Summary
C	All Trust Access Persons and Firm Employees will be reminded at least annually of their annual reporting obligations and quarterly of their quarterly reporting obligations under this Policy;
C
A determination will be made by the Designated Principal or his Designee as to those Firm Employees who shall be deemed Trust Access Persons and thus subject to expanded reporting obligations, and a current list of such Trust Access Persons shall be maintained by the Designated Principal or his Designee.

C
The Designated Principal or his Designee shall review all Quarterly Reports (or equivalent information) and initial/annual statements with a view to determining whether any reported transactions may have violated this Policy.

C
The Designated Principal shall be responsible for assuring that all records required to be maintained under Rule 204-2 of the Advisers Act and Rule 17j-1 of the 1940 Act are maintained in the manner prescribed.

C
The Firm shall at least annually certify to the Board of Trustees of the Trust that this Policy remains in effect and is adequate to assure that Access Persons of the Trust who are Firm Employees have not violated its provisions.

A.  Notification to Firm Employees of their Obligations under this Policy.
The Designated Principal or his designee will, at the end of each quarterly and/or annual period, provide to each Trust Access Persons or Firm Employee with the necessary reporting form, in the event that the use of duplicate confirmations or statements is not utilized, and assure that any such form is completed and submitted to Designated Principal for review.

B.        Identification of Trust Access Persons.
The Designated Principal shall be responsible for making an initial determination as to which Firm Employees shall be deemed “Trust Access Persons” for purposes of the reporting requirements of this Policy. Such determinations shall be made in accordance with Appendix B-2.

C.      Policy Review Procedures
1. Criteria for selecting employees for review: Employees shall be randomly selected to undergo personal security account review by the Firms Compliance department on a monthly basis. However, in the event a report is made regarding a specific employee, their personal accounts will be review immediately.

2. Scope of review: To maintain and enforce this Policy, the Designated Principal or his Designee shall periodically review selected employees persons personal securities statements and accounts. Review of such personal securities accounts will include but shall not be limited to:
•	an assessment as to whether the access person followed the Firms internal procedures i.e., pre-clearance,
•	a comparison of an access persons personal securities statements to any restricted lists,
•
an evaluation of whether the access person is trading the same securities in his personal account(s) as he is trading for his clients, and if so, determining if his clients received terms as favorable as the access person obtained for himself,

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•	periodic monitoring of an access persons personal securities accounts for trading patterns that may indicate abuse, i.e., market timing,
•	inquiring into any significant discrepancies between the quality of performance the access person received for his own account and that which he obtained for the accounts of his clients,
•
an investigation of any considerable differences between the percentage of profitable trades when an access person trades for his personal account(s) as opposed to when he trades for his clients accounts.

D.	Procedures to be Followed in the Event of a Violation.

1)
Upon making a determination that a violation of this Code, including its reporting requirements, has occurred, the Designated Principal or his Designee shall report such violations to the Firm's Compliance Department, which shall determine what actions, if any, should be taken.

2)
The Designated Principal or his Designee shall prepare quarterly reports with respect to any material trading violation under this Policy; any such reports shall be provided to the Trust's Board of Trustees, as appropriate.

E.	Required Records.
The Firm will maintain records relating to this Policy in the manner and to the extent set out below, and will make these records available to the SEC or any representative of the SEC at any time and from time to time for reasonable periodic, special or other examination:

(i)	A copy of this code of ethics and all previous code of ethics adopted by this Firm shall be maintained for five years from the last date they were in effect, in an easily accessible place;
(ii)
A record of any violation of the Policy, and of any action taken as a result of the violation, must be maintained in an easily accessible place for at lease five years after the end of the fiscal year in which the violation occurs;

(iii)
A copy of each report made by any Trust Access Person/Investment Officer/Firm Employee as required by this Policy must be maintained for at lease five years after the end of the fiscal year in which the report is made or the information is provided, the first two years in an easily accessible place;

(iv)
A record of Trust Access Persons who are or, within the past five years, were, required to make reports under this Policy or who are or were responsible for reviewing these reports, must be maintained, for five years in an easily accessible place; and

(v)
A copy of each report prepared by the Designated Principal required by this section must be maintained for at least five years after the end of the fiscal year in which it is made, the first two years in an easily accessible place.

(vi)
A record of any decision, and the reasons supporting the decision, to approve the acquisition by any Firm Employee of Limited Offering Securities for at lease five years after the end of the fiscal year in which the approval is granted.

(vii)	A copy of each supervised persons written receipt of the Firm’s Policy will be maintained for five years after such person(s) ceases to be a supervised person, in an easily accessible place.

F. Certification to the Trust.
The Designated Principal shall annually prepare a written report to be presented to the Board of Trustees of the Trust detailing (i) any issues arising under this Policy since the preceding report, including information about material violations of this Policy and sanction imposed in response to such material violations; and (ii) a certification the effect that this Policy as currently in effect is designed to be reasonably necessary to prevent Trust Access Persons from violating this Policy.

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VII. Accountability and Sanctions

All employees have an affirmative duty to report violations to the Firms Chief Compliance Officer, or his designee. When violations are reported to anyone other than the Chief Compliance Officer, such reports shall be periodically reviewed by the Chief Compliance Officer after submission.

Failure to report, or failure to promptly report, a violation of this Policy by any person in possession of the knowledge of a violation or who has reasonable grounds to suspect a violation has occurred, shall itself be a violation of the Code, and will result in the imposition of sanctions as set forth below.

To encourage employees to report violations, the Firm shall allow employees to anonymously report such violations, if they so choose.

Any violation of this Policy shall be subject to the imposition of such sanctions by the Firm as may be deemed appropriate under the circumstances to achieve the purposes of the Rules of this Code of Ethics, which may include suspension or termination of employment, a letter of censure and when applicable, possible restitution of an amount equal to the difference between the price paid or received by an account and the more advantageous price paid or received by the offending person.

Under certain circumstances, violations of this Policy may subject individual employees or officers of the Firm, or the Firm itself, to enforcement action by the Securities and Exchange Commission (SEC) or other regulatory authorities.

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VII. Amendments and Modifications

This Policy may not be amended or modified except in a written form which is specifically approved by the Firms Compliance Department.

Appendices

Appendix A-1           Initial Securities Account Identification Form - Trust Access Persons Only
Appendix A-2           Quarterly Securities Transaction Report Form
Appendix A-3           Initial/Annual Holdings Report Form Upon Attaining Trust Access Status
Appendix B-1            Firm Employee and Trust Access Person Certification
Appendix B-2            Firm Employees Identified as Trust Access Persons or Investment Officers
Appendix C:              Definitions and Examples

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Appendix A-1           Initial Securities Account Identification Form
Trust Access Persons Only

FROM:

This report is being submitted pursuant to the Code Of Ethics established by Rochdale. ("Firm") The undersigned certifies that the following is an accurate and complete listing of all securities accounts in which I have a Beneficial Interest and that I will inform the Firm, in writing, of any additional such account that may be established not later than 10 days after the calendar quarter in which such additional account is established:

Date Established	Name of the Account/Account No.	Name of Broker/Bank/Adviser

PLEASE BE ADVISED THAT YOUR EMPLOYMENT IS CONTINGENT UPON THE FIRM’S RECEIPT OF A SIGNED AND COMPLETED APPENDEX A-1, WITHIN 10 BUSINESS DAYS FROM YOUR START DATE. FAILURE TO DO SO MAY RESULT TERMINATION.

Name of Reporting Person (Print):	[Trust Access Person]

Signature of Reporting Person:

Date of Submission

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Appendix A-2     Quarterly Securities Transaction Report for the Quarter Ending 12/31/2006
                                     ***See Important Definitions contained in Code Of Ethics***

FROM: TO BE COMPLETED BY TRUST ACCESS PERSONS ONLY
         (see list of trust access persons on Appendix B-2, attached hereto)

1.
This report is being submitted pursuant to the Code Of Ethics established by Rochdale. The undersigned certifies that the transactions described below were purchased or sold in reliance upon public information lawfully obtained and were not based upon information obtained as a result of any affiliation with Rochdale. ("Firm")

2.	Please Check One:
❒	The undersigned had no reportable securities transactions during the above-referenced quarterly period. OR
❒
Please see attached confirmation/statement relating to reportable securities transactions during the above referenced period, which statement includes all of the information indicated in the table below. OR

❒	Duplicate confirms have been provided to the Firm with respect to all reportable securities transactions. OR
❒	The undersigned had the following reportable securities transactions during the above referenced period:

Date	Transaction	Security	Amount	Price/Share	Broker	Total Commission
		(interest rate/maturity date, if applicable)	(principal amount, if applicable)
Example (1/3/00)	(Sold)	(IBM Common)	(100 Shares)	($48 1/2)	(Paine Webber)	($148)

(1/25/00)	(Buy)	(NYC Housing Bond)	($5000)			(NA)
		(7.25% 12/31/08)

3.	Please Check One:
❒	The undersigned certifies that an accurate listing of all securities accounts in which I have a Beneficial Interest is on file with the Firm. OR
❒	During the above-referenced quarterly period, the undersigned established following account(s):
Date Established	Name of the Account/Account No.	Name/Address of Broker/Bank/Adviser

I certify that the information I am providing in this report is accurate and includes all transactions pursuant to which, and account in which, I acquired direct or indirect beneficial ownership of a security, other than transactions in U.S. Government securities, transactions in mutual fund shares or transactions in accounts over which I have no direct or indirect influence or control in accordance with a determination to that effect under the Policy. This report shall not be construed as an admission that I have or have had any direct or indirect beneficial ownership in the securities listed.

Name of Reporting Person (Print): ___________________________
Signature of Reporting Person: _________________________________
Date of Submission   _________________________________
Note: Report must be filed within ten days of the end of the calendar quarter to which the report relates.

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Appendix A-3      Initial/Annual Holdings Report Form
UPON OBTAINING TRUST ACCESS STATUS

FROM:

This report is being submitted pursuant to the Code Of Ethics established by Rochdale ("Firm") The undersigned certifies that the following is an accurate and complete listing of all Covered Securities in which I have a Beneficial Interest

❒	As of 12/31/06

Broker Name and Address	Account No.	Security (include CUSIP, if available)	No. of Shares	Amount

Name of Reporting Person (Print): ________________________

Signature of Reporting Person:  _________________________________

Date of Submission    _________________________________

Note: This statement must be submitted within 10 days of the date on which such person becomes a Trust Access Person. All information contained herein must be current as of a date no more than 45 days prior to the date on which the person submitting the report became an access person.

You may attach account statement(s) in lieu of providing a separate listing above, if all required information appears on such statements if using this form in conjunction with the Annual Statement or Initial Statement.

☐ Check this box if you have notified the Compliance Department of all of your outside brokerage accounts and, to the best of your knowledge, believe that duplicate statements are presently forwarded to the Compliance Department for review.

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Appendix B-1         Firm Employee and Trust Access Person Certification

FROM: Employee

The undersigned hereby certifies that he/she is has received a copy of and understands the Code Of Ethics adopted by Rochdale and in particular is aware of the following:

1)	The interests of the Firm’s clients are paramount; avoid even the appearance of acting other than in the best interest of a client.
2)	Keep all matters relating to the Firm or its clients strictly confidential.
3)
Firm Employees may not participate in any IPO or secondary offering, either directly or indirectly, except under extraordinary circumstances and then only with the prior written approval of the Firm; Firm Employees may not facilitate such participation by any client of the Firm.

4)	Purchases of any privately placed security must be approved by the Firm before the acquisition.
5)
Firm Employees are forbidden from trading, either personally or on behalf of others, on material non-public inside information (insider trading) and from communicating or disseminating material non-public inside information to others. Information is inside information if it is not generally known to the marketplace. Information is considered material if is likely to be considered important by a reasonable investor in making an investment decision.

6)	Trust Access Person must file all report listed in Section II Part One of this Code Of Ethics.
7)	Every Firm Employee will be required annually to certify that he or she has complied with those reporting requirements to which he or she is subject under this Policy.

IMPORTANT:	Check and Initial Only if Applicable

❒ The undersigned further acknowledges that he/she has been deemed a Trust Access Person under this Policy, or Employee and has complied with each standard and reporting requirement to which he or she is subject.

Name of Reporting Person (Print): _________________________________

Signature of Reporting Person: _________________________________

Date of Submission   _________________________________

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Appendix B-2:      Firm Employees Identified as Trust Access Persons or Investment Officers

(1) Standard for Identifying Firm Employees who are Trust Access Persons under this Policy.

A.     All directors, officers and general partners of the Firm shall be deemed Trust Access Persons.

     The Firm’s officer and directors are:

Name	Position with the Firm	Position with the Trust	Position with Fund
Carl Acebes	Director and Officer of Rochdale and RIM Securities	Chairman of Board of Trustees	Chairman
Garrett D’Alessandro	Director and Officer of Rochdale and RIM Securities	President, Secretary	President
John Buckley	Officer of Rochdale and RIM Securities	None	None
David Coiro	Officer of Rochdale and RIM Securities	None	None
Kurt Hawkesworth	Officer of Rochdale and RIM Securities	Chief Compliance Officer	Chief Compliance Officer
Edmund Towers	Officer of Rochdale and RIM Securities	Treasurer	Treasurer

B.     The term “Trust Access Person” shall also include any Firm Employee4 in connection with his or her regular functions or duties,

1)
makes or participates in the making of recommendations regarding the purchase or sale of Covered Securities, or obtains information regarding the purchase or sale of Covered Securities by a Portfolio of the Trust, or

2)	whose functions relate to the making of any recommendations with respect to the purchases or sales of securities by any Portfolio of the Trust.

As of December 31, 2006, these individuals are:

Name	Position with the Firm	Position with the Trust	Position with Fund
David Abella	Analyst	None	None
Barbara Matin	Attorney	None	None
Audrey Kaplan	Analyst	None	None
Christine Elbert	Corporate Strategist	None	None
David Shmulewitz	Trader	None	None
Poul Erik Olsen	Private Client PM	None	None
Elizabeth Dooley	PM	None	None
Adam Elover	PMA	None	None
Charles Curran	Analyst	None	None

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Charles Alberton	PM	None	None
JC Davies	Analyst	None	None
Geoffrey Pazzanese	Analyst	None	None
Paul Guerney	PM	None	None
Dean Tran	PMA	None	None
Anthony Sozio	Trader	None	None
Sophia Ohanessian	Attorney	Officer	Officer
Jason Buttorf	PMA	None	None
John Geraghty	PMA	None	None
Roberto Broegg	Trader	None	None
Omoy Hall	Compliance	None	None
Fang Zhou	Analyst	None	None
John Windham	Analyst	None	None
Monique Kosse	Analyst	None	None
Kathleen Robins	Principal	None	None
Ben Younessian	Comptroller	Officer	Officer
Li Gao	PMA	None	None
Stephanie Reese	PMA	None	None

C. Any natural person in a control relationship to the Firm who obtains information concerning recommendations made to the Trust with regard to the purchase or sale of Covered Securities by the any Portfolio of the Trust.

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Appendix C: Definitions/Examples

Trust Access Person: Rule 204A-1 defines an access person as any supervised persons who has access to nonpublic information regarding clients purchase or sale of securities, is involved in making securities recommendations to clients or who has access to such recommendations that are nonpublic. Additionally, a supervised person who has access to nonpublic information regarding the portfolio holdings of affiliated mutual funds is also an access person.

Trust Access Person means:
(i)	All officers , directors and general partners of the Firm;
(ii)
Any Firm Employee[5] in connection with his or her regular functions or duties makes or participates in the making of recommendations regarding the purchase or sale of Covered Securities, or obtains information regarding the purchase or sale of Covered Securities by a Portfolio of the Trust, or whose functions relate to the making of any recommendations with respect to the purchases or sales of securities by any Portfolio of the Trust; and

(iv)
Any natural person in a control relationship to the Firm who obtains information concerning recommendations made to the Trust with regard to the purchase or sale of Covered Securities by the any Portfolio of the Trust.

(v)	Any Firm Employee who serves an advisor of a fund or as its investment advisor.

Personal Securities Account means any securities or brokerage account of the individual employee.

Related Account means any securities account in which the individual employee has Beneficial Ownership Interest.

Beneficial Ownership Interest of a security is defined under Rule 16a-1 (a)(2) of the Securities Exchange Act of 1934, which provides that a Firm Employee should consider himself/herself the beneficial owner of securities held by his/her spouse, his/her minor children, a relative who shares his/her home, or other persons, directly or indirectly, if by reason of any contract, understanding, relationship, agreement or other arrangement, he/she obtains from such securities benefits substantially equivalent to those of ownership. He/she should also consider himself/herself the beneficial owner of securities if he/she can vest or reinvest title in himself/herself now or in the future.

For purposes of the Code, you will be deemed to have a beneficial interest in a security under the following circumstances:

•
securities you own, no matter how they are registered, and including securities held for you by others (for example, by a custodian or broker, or by a relative, executor or administrator) or that you have pledged to another (as security for a loan, for example);

•
securities held by a trust of which you are a beneficiary (except that, if your interest is a remainder interest and you do not have or participate in investment control of trust assets, you will not be deemed to have a beneficial interest in securities held by the trust);

•
securities held by you as trustee or co-trustee, where either you or any member of your immediate family (i.e., spouse, children or descendants, stepchildren, parents and their ancestors, and stepparents, in each case treating a legal adoption as blood relationship) has a beneficial interest (using these rules) in the trust.

•	securities held by a trust of which you are the settlor, if you have the power to revoke the trust without obtaining the consent of all the beneficiaries and have or participate in investment control;

5Under Rule 17j-1, certain officers and/or employees of any company that controlled the Firm would also be deemed a Trust Access Persons. Because the Firm is controlled solely by Jonathan J. Hirtle and Donald E. Callaghan, this provision is inapplicable.

Code of Ethics

•	securities held by any partnership in which you are a general partner, to the extent of your interest in partnership capital or profits;

•	securities held by a personal holding company controlled by you alone or jointly with others;

•
securities held by (i) your spouse, unless legally separated, or you and your spouse jointly, or (ii) your minor children or any immediate family member of you or your spouse (including an adult relative), directly or through a trust, who is sharing your home, even if the securities were not received from you and the income from the securities is not actually used for the maintenance of your household; or

•
securities you have the right to acquire (for example, through the exercise of a derivative security), even if the right is not presently exercisable, or securities as to which, through any other type of arrangement, you obtain benefits substantially equivalent to those of ownership.

You will not be deemed to have beneficial ownership of securities in the following situations:

•	Transactions and holdings in direct obligations of the Government of the United States.

•	Money market instruments-bankers acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other higher quality short term debt instruments.

•	Shares of money market funds.

•	Transactions and holdings in shares of other types of mutual funds, unless the adviser or a control affiliate acts as the investment adviser or the principal underwriter for the fund.

•	Transactions in units of a unit investment trust if the unit investment trust is invested exclusively in unaffiliated mutual funds.

•	securities held by a limited partnership in which you do not have a controlling interest and do not have or share investment control over the partnership’s portfolio; and

•	securities held by a foundation of which you are a trustee and donor, provided that the beneficiaries are exclusively charitable and you have no right to revoke the gift.

These examples are not exclusive. There are other circumstances in which you may be deemed to have a beneficial interest in a security. Any questions about whether you have a beneficial interest should be directed to the Designated Principal.

Covered Security means a security defined in section 2(a)(36) of the Act [15 U.S.C. 80(a)(36)], except that it does not include:
(i)	Direct obligations of the Government of the United States;
(ii)	Bankers' acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements; and
(iii)	Shares issued by mutual funds, including The Rochdale Trust

Designated Principal means Garrett D’Alessandro and/or any individual designated by Garrett D’Alessandro. The person designated by Garrett D’Alessandro is Kurt Hawkesworth.

Code of Ethics